EXHIBIT 99.1

Immunomedics Closes $30 Million Public Offering of Common Stock

MORRIS PLAINS, N.J., May 7, 2014 (GLOBE NEWSWIRE) -- Immunomedics, Inc., (Nasdaq:IMMU) today announced that it has closed its recently announced underwritten public offering of nine million shares of its common stock. The gross proceeds from this offering to Immunomedics are expected to be $30.15 million, before deducting underwriting discounts and commissions and other estimated offering expenses payable by Immunomedics. Immunomedics has granted the underwriters a 30-day option to purchase up to an additional 1.35 million shares of common stock. All of the shares sold in the offering were sold by Immunomedics, with the proceeds to fund the Company's Phase III clinical trial for patients with advanced pancreatic cancer and its ongoing Phase II expansion trials for IMMU-132 and IMMU-130, as well as for working capital and general corporate purposes.

Wells Fargo Securities, LLC and Jefferies LLC acted as joint book-running managers.

The shares of common stock described above were offered by Immunomedics pursuant to a shelf registration statement previously filed with and declared effective by the U.S. Securities and Exchange Commission (SEC). A prospectus supplement related to the offering was filed with the SEC and is available on its web site at www.sec.gov. Copies of the final prospectus supplement and accompanying prospectus may be obtained from Wells Fargo Securities, LLC, Equity Syndicate Department, 375 Park Avenue, New York, NY, 10152, or by email at cmclientsupport@wellsfargo.com, or by telephone at (800) 326-5897; or Jefferies LLC, Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY, 10022, or by email at Prospectus_Department@jefferies.com, or by telephone at (877) 547-6340.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

About Immunomedics

Immunomedics is a clinical-stage biopharmaceutical company developing monoclonal antibody-based products for the targeted treatment of cancer, autoimmune disorders and other serious diseases. Immunomedics' advanced proprietary technologies allow the Company to create humanized antibodies that can be used either alone in unlabeled or "naked" form, or conjugated with radioactive isotopes, chemotherapeutics, cytokines or toxins. Using these technologies, Immunomedics has built a pipeline of nine clinical-stage product candidates. Immunomedics has an ongoing collaboration with UCB, S.A. (UCB), who has worldwide rights in non-cancer indications to Immunomedics' Phase III product candidate, epratuzumab. UCB expects Phase III data in systemic lupus erythematosus (SLE) in the first quarter of 2015. Immunomedics is exploring epratuzumab in oncology in collaboration with outside cancer study groups. Immunomedics' most advanced wholly owned candidate is 90Y-clivatuzumab tetraxetan, which is in an ongoing Phase III registration trial in patients with pancreatic cancer. Immunomedics' portfolio of wholly owned product candidates also includes antibody-drug conjugates (ADCs) that are designed to deliver a specific payload of a chemotherapeutic directly to the tumor while reducing overall toxicity effects that typically occur when these chemotherapeutic agents are dosed alone. Immunomedics' most advanced ADCs are IMMU-132 and IMMU-130, which are in Phase I/II trials for a number of solid tumors and metastatic colorectal cancer (mCRC), respectively. Immunomedics also has a number of other product candidates that target solid tumors and hematologic malignancies, as well as other diseases, in various stages of clinical and pre-clinical development. These include bispecific antibodies which have application as T-cell redirecting immunotherapies targeting cancers and infectious diseases as well as next-generation therapies in cancer and autoimmune disease. Immunomedics creates these bispecific antibodies using its patented DOCK-AND-LOCK™ (DNL™) protein conjugation technology. The Company believes that its portfolio of intellectual property, which includes approximately 247 active patents in the United States and more than 400 foreign patents, protects its product candidates and technologies. Immunomedics' strength in intellectual property has resulted in the top-4 ranking in the January 2014 Patent Board scorecard in the Biotechnology industry. For additional information on the Company, please visit its website at www.immunomedics.com. The information on its website does not, however, form a part of this press release.

This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials (including the funding therefor, outcomes, timing or associated costs), out-licensing arrangements (including the timing and amount of contingent payments), forecasts of future operating results, potential collaborations, and capital raising activities, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, new product development (including clinical trials outcome and regulatory requirements/actions), our dependence on UCB for the further development of epratuzumab for non-cancer indications, risks associated with the outcome of pending litigation, competitive risks to marketed products and availability of required financing and other sources of funds on acceptable terms, if at all, as well as the risks discussed in the Company's filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: For More Information:
         Dr. Chau Cheng
         Senior Director, Investor Relations & Grant Management
         (973) 605-8200, extension 123
         ccheng@immunomedics.com